Exhibit 10.40
SEVENTH AMENDMENT
TO THE
ALBEMARLE CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

In accordance with Section 12.1 of the Albemarle Corporation Executive Deferred Compensation Plan, as Amended and Restated Effective January 1, 2013 (the "Plan"), the Plan is hereby amended as follows:
1.Section 3.1(c)(ii) of the Plan is amended to read as follows:
"(ii) Employees not otherwise eligible to participate in the Plan shall be eligible if they otherwise qualify as "highly compensated or management employees" and the Company (or, for allocations pursuant to Section 4.2(g), the Company's Vice President, Total Rewards) designates them to receive an Employer allocation or a discretionary allocation under the Plan."
2.Section 4.2 shall be amended to add a new paragraph (g) to read as follows:
"(g) Special Allocations. The Company's Vice President, Total Rewards may, from time to time, designate certain Participants to receive additional credits under the Plan; the amount(s) and timing of such additional credits shall also be set by the Vice President, Total Rewards. Unless the Vice President, Total Rewards, determines otherwise, a Participant's right to receive additional credits under this paragraph (g) in one year shall create no right to a credit an any subsequent year, nor shall the right of one Participant to receive an additional credit under this paragraph (g) create a similar right with respect to any other Participant. Additional credits granted under this paragraph (g) shall be immediately 100% vested upon grant and shall be credited to the Participant's Retirement/Termination Account A under the Plan."
3.The provisions of this Seventh Amendment shall be effective as of November 9, 2016.
IN WITNESS WHEREOF, the Corporation by its duly authorized officer has caused these presents to be signed this 9th day of November, 2017.
ALBEMARLE CORPORATION

By:	/s/ Karen G. Narwold